EXHIBIT 5

Opinion of Thompson Hine LLP

August 15, 2002

Oglebay Norton Company
1100 Superior Avenue
Cleveland, Ohio 44114

Re:	Oglebay Norton Company Registration Statement on Form S-8 – Oglebay Norton Company 2002 Stock Option Plan

Ladies and Gentlemen:

Oglebay Norton Company (“Oglebay”) is filing with the Securities and Exchange Commission a Registration Statement on Form S-8 (the “Registration Statement”) for the registration, under the Securities Act of 1933, as amended, of 500,000 common shares, with a par value of $1.00 each, of Oglebay (“Oglebay Common Shares”) to be issued from time to time pursuant to the terms of the Oglebay Norton Company 2002 Stock Option Plan (the “Plan”).

Item 601 of Regulation S-K and the instructions to Form S-8 require that an opinion of counsel concerning the legality of the securities to be registered be filed as an exhibit to a Form S-8 registration statement if the securities are original issue shares. This opinion is provided in satisfaction of that requirement as it relates to the Registration Statement.

In rendering this opinion, we have examined (a) the Amended and Restated Articles of Incorporation and the Code of Regulations of Oglebay, (b) the Plan, and (c) such records and documents as we have deemed advisable in order to render this opinion. As a result of the foregoing, we are of the opinion that:

(1) Oglebay is a corporation validly organized and existing and in good standing under the laws of the State of Ohio.

(2) When issued, the Oglebay Common Shares which are the subject of the Registration Statement will be legally issued, fully paid and non-assessable.

We hereby consent to the use and filing of this opinion in connection with the Registration Statement.

Very truly yours,

/s/  Thompson Hine LLP

Thompson Hine LLP